1	Exhibit 4.18

*	Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (the “Amendment Agreement”) is dated effective July 11, 2006 (the “Effective Date”).

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia and having its administrative offices at 2075 Wesbrook Mall, in the City of Vancouver, in the Province of British Columbia, V6T 1W5, Canada.

(the “University”)

AND:

INEX PHARMACEUTICALS CORPORATION, a corporation duly incorporated under the laws of the Province of British Columbia and having an office at 200 - 8900 Glenlyon Parkway, in the City of Burnaby, in the Province of British Columbia, V5J 5J8, Canada.

(“Licensee”)

WHEREAS:

A.	Dr. Pieter R. Cullis, Professor, Department of Biochemistry and Molecular Biology at the University has invented, developed and/or acquired certain technology which was subject to an option exercisable by Licensee pursuant to a Research Agreement between the University and Licensee dated February 1, 1993 and a Collaborative Research Agreement between the University and Licensee effective January 1, 1999 but dated for reference July 30, 2001 and amended February 8, 2002, and May 26, 2003 (the “the UBC-INEX Collaborative Research Agreement”);

B.	On or about July 1, 1998, the University and Licensee entered into a License Agreement relating to certain liposome drug delivery technologies, (the “1998 License”). On or about March 16, 1999, Licensee and Esperion Therapeutics, Inc. (“Esperion”) entered into a sublicense agreement whereby certain technology licensed by the University to Licensee under the 1998 License relating to liposome compositions and methods for the treatment of atherosclerosis (the “UBC 94-049 Technology”), was sublicensed by Licensee to Esperion (the “Esperion Sublicense”);

C.	On July 30, 2001, the University and Licensee agreed to consolidate into one license agreement:

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(i)	all of the technologies invented, developed and/or acquired pursuant to the UBC-INEX Collaborative Research Agreement since entering into the 1998 License, and in respect of which Licensee has validly exercised its option to obtain a License; and

(ii)	all of the technologies licensed by the University to Licensee under the terms of the 1998 License, excepting only the UBC 94-049 Technology sublicensed by Licensee to Esperion under the Esperion Sublicense;

D.	In order to effect the consolidation of the new technologies and the technologies licensed under the 1998 License, the University and Licensee amended the 1998 License so as to delete and remove from the 1998 License all of the technologies licensed by the University to Licensee under the terms of the 1998 License (with the exception only of the UBC 94-049 Technology sublicensed by Licensee to Esperion under the Esperion Sublicense) and to grant a new license to Licensee with respect to all of the remaining technologies set forth in Schedule “A” of the new License Agreement executed July 30, 2001 but dated effective July 1, 1998 (the “2001 License Agreement”);

E.	Licensee and the University are herewith entering into this Amendment Agreement to amend, effective as of the Effective Date, Schedule “A” and the Royalties payable by Licensee to the University under the 2001 License Agreement in respect of the Licensee, or its sublicensee’s use of Technology for [*].

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants herein set forth, the parties hereto have covenanted and agreed as follows:

ARTICLE 1 DEFINITIONS

1.1	Definitions

Unless otherwise defined in this Amendment Agreement, capitalized terms used herein shall have the meaning set out therefore in the 2001 License Agreement.

1.2	Amendment

Effective as of the Effective Date of this Amendment Agreement:

1.2.1	Notwithstanding any provisions to the contrary in the 2001 License Agreement, Schedule “B” to the 2001 License Agreement shall not apply to the calculation of any Royalty payable in connection with the Licensee, or its sublicensee’s use of any Technology for [*].

1.2.2	Schedule “A” of the 2001 License Agreement shall be replaced by Schedule “A” attached hereto.

*Confidential Treatment Requested.

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1.2.3	Section 5.1 of the 2001 License Agreement shall be deleted and replaced in its entirety to read as follows:

5.1	“The Licensee shall pay to the University a royalty (the “Royalty”):

(a)	on all Revenue calculated in accordance with the percentages set out in the “UBC Royalty” Column of Schedule “A”;

(b)	on all Sublicensing Revenue, calculated in accordance with the percentages set out in the “UBC Sublicense Royalty” Column of Schedule “A”;

(c)	Notwithstanding the foregoing Articles 5.1(a) and 5.1(b) the Licensee shall pay to the University in respect of Licensee’s use of the Technology for [*], a Royalty equal to:

(i)	[*] of all such Revenue; and

(ii)	[*] of all such Sublicensing Revenue;

all subject to the limitation that in no event will the Royalties payable on Sublicensing Revenue and Revenue from any sublicensec exceed the amount of Royalties that would be payable on Revenues if the Technology and/or Products had been marketed, manufactured, sold, distributed or used by Licensee instead of such sublicensee. For avoidance of doubt Article 5.1(c) shall only apply to the Patents listed in Schedule “A” when such Patent(s) are used for [*].

If Schedule “A” is amended at any time after the Commencement Date to add any new Technology, patent or other intellectual property, then the Royalty on Revenue or Sublicensing Revenue applicable to any such new Technology, patent or other intellectual property shall be governed by the applicable provisions of Sections 5.1(a), 5.1(b) and 5.1(c) herein. For greater clarity it is confirmed that a Royalty calculated in accordance with Article 5.1(c) shall be payable with respect to any use of the Technology for [*], regardless of the fact that the Technology so used may not credit or identify a UBC faculty member, research associate, post-doctoral fellow, graduate student, undergraduate student, or staff member as an inventor or co-inventor of such Technology.”

1.3	General

1.3.1	This Amendment Agreement shall be governed and construed by the laws of the Province of British Columbia without regard to its conflict of laws principles.

1.3.2	This Amendment Agreement and all the provision hereof shall be binding upon and enure to the benefit of the parties hereto and their respective successors, transferees and assigns.

1.3.3	The parties acknowledge and agree that alt of the terms, provisions, covenants and conditions of the 2001 License Agreement shall hereafter continue in full force and effect in accordance with the terms thereof, except to the extent amended modified, deleted or revised herein.

*Confidential Treatment Requested.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment Agreement to be executed as a sealed instrument in their names by their properly and duly authorized officers or representatives.

Signed for and on behalf of the

UNIVERSITY OF BRITISH COLUMBIA

by its duly authorized officer:

/s/ BARBARA M. CAMPBELL

Name:	BARBARA M. CAMPBELL
Title:	Associate Director University - Industry Liaison Office

Signed for and on behalf of

INEX PHARMACEUTICALS CORPORATION

by its duly authorized officer:

/s/ TIMOTHY M. RUANE

Name:	Timothy M. Ruane
Title:	President and Chief Executive Officer

A - 1

SCHEDULE “A”

DESCRIPTION OF “TECHNOLOGY”

PART I:

The Technology and Patents which are subject to the Collaborative Research Agreement or as otherwise agreed by the parties, and set out more specifically as follows:

[*]

*Confidential Treatment Requested.

UBC File Number	Inex File Number	Title	Serial/ Patent Numbers	Inventors	Party Credited	UBC Royalty	UBC Sublicense Royalty
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

*Confidential Treatment Requested.

PART II

The Technology and Patents which were originally licensed to the Licensee pursuant to the terms of the 1998 License and set out more specifically as follows:

UBC File #	Inex File #	Description	Patent #’s	Inventors	Party Credited	UBC Royalty	UBC Sublicense Royalty
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

*Confidential Treatment Requested.